Exhibit 10.1

2013 FIRST NATIONAL COMMUNITY BANCORP, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

Restricted Stock Award Agreement

for

[Eligible Participant Name]

We are pleased to advise you that First National Community Bancorp, Inc. (the "Corporation") hereby grants to you under the 2013 First National Community Bancorp, Inc. Long Term Incentive Compensation Plan (the "Plan"), an award of restricted stock consisting of _______ shares of Stock of the Corporation (the “Restricted Stock”), subject to the parties hereto signing this Agreement and your complying with the provisions hereof. This Award is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to you and receipt of which you acknowledge by acceptance of the Award. Such provisions are incorporated herein by reference and made a part hereof (including all defined terms) and shall control in the event of any conflict with any other terms of this Agreement.

1. Issuance of Shares. Upon your execution and delivery of this Agreement and one or more instruments of transfer relating to all shares of Stock issuable pursuant to this Agreement, you will be issued _______ shares of Restricted Stock as of _______ (the "Grant Date"), subject to the terms, conditions and restrictions of this Agreement and the Plan. Such shares shall be registered in your name, but the Corporation shall retain custody of any certificates issued for such shares pending the vesting or forfeiture thereof. Upon the vesting of any such shares, the Corporation shall deliver to you the certificates for such shares.

2. Vesting. The Restricted Stock shall vest in [_____(__)] tranches as determined by the Committee as follows:

Vesting Date	Shares of Stock
[___ Anniversary of the Grant Date]	[___ of Shares to Vest on the Vesting Date]

3. Conditions to Vesting. Except as otherwise provided in Section 4 of this Agreement, as a condition to the vesting of any portion of the shares of Restricted Stock, all of the following conditions must be fully satisfied on the applicable vesting date:

(i) You must be employed by or engaged to provide services to (and, at all times subsequent to the Grant Date, have been continuously employed by or engaged to provide services to) the Corporation or its affiliates, and no event shall have occurred which, with due notice or lapse of time, or both, would entitle the Corporation to terminate your employment or engagement with the Corporation or its affiliates; and

(ii) You must not be in breach or default of any obligation to the Corporation, whether or not contained in any agreement with the Corporation or imposed by law.

(iii) Upon your voluntary separation from the Bank and at the Board of Director’s sole discretion, the Board shall have the option to accelerate or alter your Vesting Date.

4. Death, Disability, Retirement, or Change in Control. In the event: (A) you die; (B) you incur a Disability; (C) you Retire; or (D) a Change in Control occurs, prior to the date the shares of Restricted Stock vests in full, the unvested portion thereof shall vest on a pro rata basis with the percentage vesting to be determined by multiplying (i) the number of the shares of Restricted Stock that have not yet vested by (ii) the ratio of the number of months since the immediately preceding vesting date (or since the Grant Date, if the event occurs prior to the first vesting date) that you have been employed or engaged to provide services to the total number of months left in the Restricted Period; provided, however, that you satisfy the requirements of Section 3 of this Agreement.

5. Transferability. Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Restricted Period as specified in this Agreement. All rights with respect to the Restricted Stock shall be exercisable during your lifetime only by you.

6. Restrictive Legend. Certificates for the shares of Restricted Stock with respect to which the restrictions have not lapsed shall be inscribed with the following legend:

"The shares of stock evidenced by this certificate are subject to the terms and restrictions of a Restricted Stock Award Agreement. They are subject to forfeiture under the terms of that Agreement if they are transferred, sold, pledged, given, hypothecated, or otherwise disposed of prior to the lapse of such restrictions. A copy of that Agreement is available from the Secretary of FNCB upon request."

7. Removal of Restrictive Legend. When the restrictions on any shares of Restricted Stock lapse, the Corporation shall cause a replacement stock certificate for those shares, without the legend referred to in Section 6, to be issued and delivered to you, as soon as practicable.

8. No Right to Employment or Service. Neither the award of Shares pursuant to this Agreement nor any provision of this Agreement shall be construed (i) to give you any right to continued employment or service with the Corporation or an affiliate thereof or (ii) as an amendment any employment or service agreement you may have with the Corporation or an affiliate thereof.

9. Forfeiture. Except as otherwise provided in Section 4, Restricted Stock issued to you under this Agreement not previously vested hereunder shall be forfeited as of the date your employment by, or engagement to provide services to, the Corporation and all affiliates thereof terminates. Following such forfeiture, you shall have no rights whatsoever with respect to the Restricted Stock forfeited.

10. Voting and Dividend Rights. You shall have voting rights with respect to the vested shares of Restricted Stock that have been issued to you under this Agreement. Cash dividends on all vested shares shall be distributed to you. Stock dividends on vested shares shall be issued to you and shall become vested under the same terms and conditions as the shares of Restricted Stock to which they pertain.

11. Withholding of Applicable Taxes. It shall be a condition to the Corporation’s obligation to deliver Stock to you pursuant to this Agreement that you pay, or make provision satisfactory to the Corporation for the payment of, any taxes (other than stock transfer taxes) the Corporation is obligated to collect with respect to the delivery of Stock under this Agreement, including any applicable federal, state, or local withholding or employment taxes.

12. Amendment. This Agreement may be amended at any time and from time to time by the Corporation, provided that this Award is not materially adversely altered or impaired by such amendment, unless your consent is obtained or such amendment is otherwise permitted under the terms of the Plan.

[13. Section 83(b) Election. You may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If you elect to make a Section 83(b) Election, you must provide the Corporation with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. You agree to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.]

The undersigned hereby acknowledges this award of Restricted Stock on behalf of the Corporation.

FIRST NATIONAL COMMUNITY BANCORP, INC.

By:

Title:

Date:

To indicate your acceptance and agreement to this Restricted Stock Award, please execute and immediately return to the Corporation the enclosed duplicate original of this Agreement.

The undersigned (the "Participant") acknowledges receipt of a copy of the Plan and a copy of the Prospectus covering the Restricted Stock to be issued pursuant to the Plan, and the Participant represents that he or she has read and is familiar with the terms, conditions and provisions thereof and hereby accepts this Restricted Stock Award subject to all the terms, conditions and provisions thereof. The Participant hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Committee upon any questions arising under the Plan.

ACCEPTED AND AGREED TO:

Name

Date